                                                                    Exhibit 11.1
                                                                     (1997 10-K)

                         First Northern Capital Corp.

                  Computation of Net Income Per Common Share


                                                  Year Ended December 31,
                                           -------------------------------------
                                             1997          1996          1995
                                          ----------    ----------    ----------
BASIC:
Weighted average common shares
  outstanding during each period           8,834,937     8,922,526     9,047,380
                                          ==========    ==========    ==========

DILUTED:
Weighted average common shares
  outstanding during each period           8,834,937     8,922,526     9,047,380
Incremental share relating to:
  Dilutive stock options outstanding at
  end of each period (1)                     245,300       207,918       225,576
                                          ----------    ----------    ----------

                                           9,080,237     9,130,444     9,272,956
                                          ==========    ==========    ==========

NET INCOME FOR EACH PERIOD                $6,036,000    $3,283,000    $4,590,000


NET INCOME PER COMMON
  SHARE AMOUNTS:

Basic                                          $0.68         $0.37         $0.51
Diluted                                        $0.66         $0.36         $0.49

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Notes:
(1) Based on treasury stock method using average market price.